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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 AUTOCYTE, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware

      AutoCyte, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      By written consent of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth certain amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendments. The resolutions setting forth the amendments are as follows:

      RESOLVED: That Article FOURTH of the Certificate of Incorporation of the Corporation be and hereby is amended by deleting the first paragraph in its entirety and replacing it with the following:

            FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty Million Five-Hundred and Seventy-Five Thousand (30,575,000) shares consisting of Twenty Million Six-Hundred and Fifty Thousand (20,650,000) shares of common stock, par value $0.01 per share ("Common Stock"), and Nine Million Nine Hundred and Twenty Five Thousand (9,925,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock").
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      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment of Certificate of Incorporation to be signed by its President this 27th day of June 1997.

                                 AUTOCYTE, INC.

                                      /s/ James B. Powell
                                 By:_______________________________
                                 Name: James B. Powell
                                 Title: President

ATTEST:

    /s/ William T. Whelan
By:___________________________
     William T. Whelan
     Secratary


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